Exhibit 99.1

February 12, 2018 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter and Year Ended December 31, 2017

NORTH LIBERTY, IOWA - February 12, 2018 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2017.

Three months ended December 31, 2017:

•	Net Income of $38.6 million, Earnings per Share of $0.46, including a deferred income tax benefit of $32.8 million ($0.39 earnings per share) related to the federal Tax Cuts and Jobs Act of 2017,

•	Operating Revenue of $165.7 million, a year over year increase of 18.3%,

•	Operating Ratio of 94.0% and 93.1% Non-GAAP Adjusted Operating Ratio(1),

•	Cash balance of $75.4 million, a $24.1 million increase from September 30, 2017.

Twelve months ended December 31, 2017:

•	Net Income of $75.2 million, Earnings per Share of $0.90, including a deferred income tax benefit of $32.8 million ($0.39 earnings per share), and Operating Revenue of $607.3 million,

•	Operating Ratio of 89.5% and 88.1% Non-GAAP Adjusted Operating Ratio(1),

•	Total Stockholders' Equity of $574.6 million and Total Assets of $789.1 million.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the operating results and ongoing initiatives of the Company, "I am excited about our future as an organization given our accomplishments and the challenges we have navigated during the third and fourth quarter of 2017. Excluding the positive income tax impact noted above, we delivered operating results during the fourth quarter that reflect the challenging effects on our financial results related to the acquisition of Interstate Distributor Company (IDC) on July 6, 2017 and subsequent decisions made in relation to their legacy operations. During the fourth quarter we continued to build off our initial transitions and operational integrations of IDC by focusing on operational investments and decisions that resulted in short term increased operating expense. This also required current and future cash investments which we feel will reward us in long-term operational improvements. To continue to invest in our current drivers that have been loyal to us and have built our company over the years as well as to attract new drivers to our organization, we introduced a consolidated pay package across all of our operating areas to address the ongoing issue in our industry of attracting and retaining safe and experienced over-the-road drivers. With an improving freight environment as compared to prior periods we feel that this investment was required at this time to further address and target driver hiring and retention.

As noted above, we have focused on cash investments to buy-out and retire certain acquired operating lease arrangements for revenue equipment to improve future operating expense results and allow us more flexibility in managing our fleet of revenue equipment. We also made the decision to end services which are not our core areas of focus as an organization such as brokerage, intermodal, contract carriers, and eliminated the overuse of brokers and third party logistics customers which were a notable component of IDC revenues. These items together created a headwind of lower revenue and lower profit during the quarter but we believe this will provide for improved cost structure and overall operating improvements in the near future as these services and past operating decisions resulted in operating losses at IDC or profit margins far below our expected levels of operation. We believe these efforts will better position us to focus on our goal of returning to a low-80's operating ratio with stronger cash flows generated from our operations that we have expected and delivered to our shareholders over the long-term. Even though we navigated these noted items in the third and fourth quarter of 2017, we were able to deliver an operating ratio of 89.5% and

88.1% Non-GAAP Adjusted Operating Ratio(1) for the twelve months ended December 31, 2017 which continues to place us among the select few leaders across our industry that are able to consistently deliver results below a 90% operating ratio. I am proud of our team and our accomplishments in 2017 and believe we are properly positioned to navigate the exciting road ahead."

Financial Results

Heartland Express ended the fourth quarter of 2017 with net income of $38.6 million, compared to $13.1 million in the fourth quarter of 2016, which includes a $32.8 million deferred income tax benefit resulting from the federal Tax Cuts and Jobs Act of 2017, see table presentation below. Basic earnings per share were $0.46 during the quarter compared to $0.16 earnings per share in the fourth quarter of 2016. Operating revenues were $165.7 million, compared to $140.0 million in the fourth quarter of 2016. Operating revenues for the quarter included fuel surcharge revenues of $21.8 million compared to $14.7 million in the same period of 2016, a $7.1 million increase. Operating revenues excluding fuel surcharge revenue(1) increased 14.8%, primarily due to higher miles driven during the quarter as a result of the IDC acquisition which increased our operating fleet as compared to the same period in 2016 which did not include IDC revenues. During the fourth quarter, we ended the operation of the IDC brokerage, intermodal, and contract carrier services which had a negative impact on revenue as compared to the third quarter of 2017. Operating income for the three-month period ended December 31, 2017 decreased $11.0 million as compared to the same period in 2016, primarily due to the negative operating impacts from the consolidation of IDC financial results and lower miles driven across the legacy operations of the Company. The Company posted an operating ratio of 94.0%, an adjusted operating ratio(1) of 93.1%, and a 23.3% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2017 compared to 85.1%, 83.3% and 9.4%, respectively in the fourth quarter of 2016.

Earnings Impact of Deferred Income Taxes Benefit
(in thousands, except share information)	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017

Net Income:
Excluding deferred income taxes benefit	$5,815	$42,384
Deferred income taxes benefit	32,789	32,789
Net Income	$38,604	$75,173

Basic earnings per share:
Excluding deferred income taxes benefit	$0.07	$0.51
Deferred income taxes benefit	0.39	0.39
Basic earnings per share	$0.46	$0.90

For the twelve month period ended December 31, 2017 the Company recorded net income of $75.2 million, compared to $56.4 million in the same period of 2016. Basic earnings per share were $0.90 compared to $0.68 earnings per share in the same period of 2016. Operating revenues were $607.3 million, compared to $612.9 million in the same period of 2016. Operating revenues included fuel surcharge revenues of $72.5 million compared to $58.4 million in the same period of 2016, a $14.1 million increase. Operating revenues excluding fuel surcharge revenue(1) decreased 3.6%. Operating income for the twelve-month period decreased $22.0 million mainly as a result of the negative financial impacts following the acquisition of IDC as well as fewer miles driven. The Company posted an operating ratio of 89.5%, an adjusted operating ratio(1) of 88.1% and a 12.4% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2017 compared to 86.0%, 84.6% and 9.2%, respectively in 2016.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2017, the Company had $75.4 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $171.3 million in available borrowing capacity on the line of credit at December 31, 2017 after consideration of $3.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $789.1 million and stockholders' equity of $574.6 million.

Net cash flows from operations for the twelve month period ended December 31, 2017 were $109.5 million, 18.0% of operating revenues. The primary use of cash during the twelve month period ended December 31, 2017 was $86.7 million net cash related to the acquisition of IDC and $23.3 million to pay off debt assumed as part of that acquisition, $36.5 million for net property and equipment transactions, and $6.7 million for dividends. The average age of the Company's tractor fleet was 1.8 years as of December 31, 2017 compared to 1.7 years at December 31, 2016. The average age of the Company's trailer fleet was 5.1 years at December 31, 2017 compared to 4.6 years at December 31, 2016. The Company currently estimates a total of approximately $95 to $105 million in net capital expenditures for 2018. The Company ended the past twelve months with a return on total assets of 9.7% and a 13.9% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.02 per share were declared and paid during each quarter of 2017. The Company has now paid cumulative cash dividends of $470.7 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty-eight consecutive quarters. In 2017, no shares were repurchased as compared to 2016 where 0.9 million shares were repurchased for $14.7 million. The Company has repurchased 4.7 million shares of common stock for approximately $88.7 million over the past five years. The Company has the ability to repurchase an additional 3.3 million shares under the current Board authorization.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards include:

•	FedEx Core Carrier of the Year,

•	FedEx Platinum Award (99.97% On-Time Delivery),

•	Lowe's - Gold Service Award,

•	Quaker/Gatorade - Carrier of the Year (Southwest Region),

•	Quaker/Gatorade - Carrier of the Year (Northwest Region),

•	Quaker/Gatorade - Carrier of the Year (Central West Region),

•	United Sugars - Carrier of the Year,

•	Winegard - Truckload Carrier of the Year,

•	Whirlpool - National Truckload Carrier of the Year.

During 2017, our operating fleet was also recognized with the following safety, environmental, operational, and technological innovation awards:

•	BP Driving Safety Standard 2017,

•	US EPA SmartWay Excellence Award,

•	Logistics Management Quest for Quality Award,

•	Wreaths Across America - Going the Extra Mile Award,

•	KBX Logistics Makes a Difference 2017,

•	Cisco - Technology Innovation Award,

•	Computerworld Premier 100 Technology Leaders.

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on operational excellence.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ from these expectations as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
OPERATING REVENUE	$165,704	$140,044	$607,336	$612,937

OPERATING EXPENSES:
Salaries, wages, and benefits	$67,852	$46,638	$236,872	$231,980
Rent and purchased transportation	8,702	5,132	30,002	23,485
Fuel	30,650	22,920	104,381	91,494
Operations and maintenance	7,658	6,160	29,609	26,159
Operating taxes and licenses	4,770	3,836	16,615	15,559
Insurance and claims	5,511	6,842	18,850	24,449
Communications and utilities	2,157	1,065	5,781	4,485
Depreciation and amortization	29,372	26,755	103,690	105,578
Other operating expenses	5,992	1,730	24,666	13,385
Gain on disposal of property and equipment	(6,829)	(1,932)	(26,674)	(9,205)

	155,835	119,146	543,792	527,369

Operating income	9,869	20,898	63,544	85,568

Interest income	179	173	1,129	481

Interest expense	—	—	(175)	—

Income before income taxes	10,048	21,071	64,498	86,049

Federal and state income taxes	(28,556)	7,957	(10,675)	29,663

Net income	$38,604	$13,114	$75,173	$56,386

Earnings per share
Basic	$0.46	$0.16	$0.90	$0.68
Diluted	$0.46	$0.16	$0.90	$0.68

Weighted average shares outstanding
Basic	83,303	83,287	83,298	83,297
Diluted	83,335	83,340	83,336	83,365

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2017	2016
CURRENT ASSETS
Cash and cash equivalents	$75,378	$128,507
Trade receivables, net	64,293	46,844
Prepaid tires	10,989	8,181
Other current assets	13,782	13,841
Income tax receivable	6,336	4,738
Total current assets	170,778	202,111

PROPERTY AND EQUIPMENT	666,763	659,053
Less accumulated depreciation	223,901	251,405
	442,862	407,648
GOODWILL	135,210	100,212
OTHER INTANGIBLES, NET	14,222	12,090
DEFERRED INCOME TAXES, NET	1,794	3,785
OTHER ASSETS	24,261	12,382
	$789,127	$738,228
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$14,366	$12,355
Compensation and benefits	26,752	23,320
Insurance accruals	21,368	19,132
Other accruals	12,835	10,727
Total current liabilities	75,321	65,534
LONG-TERM LIABILITIES
Income taxes payable	8,147	11,954
Deferred income taxes, net	65,488	94,657
Insurance accruals less current portion	65,526	60,257
Total long-term liabilities	139,161	166,868
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2017 and 2016; outstanding 83,303 and 83,287 in 2017 and 2016, respectively	$907	$907
Additional paid-in capital	3,518	3,433
Retained earnings	694,174	625,668
Treasury stock, at cost; 7,386 and 7,402 shares in 2017 and 2016, respectively	(123,954)	(124,182)
	574,645	505,826
	$789,127	$738,228

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$165,704	$140,044	$607,336	$612,937
Less: Fuel surcharge revenue (non-GAAP)	21,778	14,714	72,485	58,378
Operating revenue excluding fuel surcharge revenue	143,926	125,330	534,851	554,559

Operating expenses	155,835	119,146	543,792	527,369
Less: Fuel surcharge revenue (non-GAAP)	21,778	14,714	72,485	58,378
Adjusted operating expenses	134,057	104,432	471,307	468,991

Operating income	$9,869	$20,898	$63,544	$85,568
Operating ratio	94.0%	85.1%	89.5%	86.0%
Adjusted operating ratio	93.1%	83.3%	88.1%	84.6%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue.